Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. Devellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, May 9, 2007 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the first quarter of 2007. For the first quarter of 2007, the Company reported revenues of $2.0 million and a net loss of $6.5 million. As of March 31, 2007, cash and cash equivalents totaled $40.3 million.

Seth Hetherington, M.D., SVP of Clinical and Regulatory Affairs noted, “We have experienced both accomplishments and challenges in the early part of 2007. While making excellent progress in several of our programs, as earlier reported we terminated our Phase III study of senicapoc for the reduction of crisis rate in patients with sickle cell disease (“SCD”) on the basis of our independent Data Monitoring Committee’s (“DMC”) recommendation that there was a low probability of achieving the primary endpoint of the study. When the data are available to us, we will complete a full evaluation and discuss our findings with experts in the field, as we consider potential future studies of senicapoc in other indications in sickle cell disease.”

P. Kay Wagoner, Ph.D., Chief Executive Officer, noted, “Beyond sickle cell disease, in animal studies we and others have demonstrated that senicapoc and related compounds decrease signs of inflammation and the abnormal proliferation of certain cell types. Given that senicapoc has thus far been generally well tolerated in approximately 200 volunteers, we intend to explore the potential utility of this drug candidate in other disease areas in which modulation of inflammatory and proliferative responses would be therapeutically beneficial.”

Dr. Wagoner noted further, “We have continued to make strong progress in our preclinical programs. Most notably, provided that the results of final preclinical studies are favorable, we plan to file an IND and begin Phase I studies in our epilepsy and neuropathic pain program in 2007. This program, which targets the opening of a specific potassium channel, has produced compounds, including the current lead, with broad-spectrum efficacy in multiple models of epilepsy and neuropathic pain. We are also pleased with the progress of our pain programs, which primarily target sodium and calcium channels, and are fully committed to pursuing these and other opportunities, all of which have been generated by our core ion channel technology platform.”

Pipeline Update

-	As previously reported, the Company recently terminated its Phase III clinical trial of senicapoc for the treatment of sickle cell disease in adults, in accordance with the recommendation of the DMC. This recommendation was based upon the low probability of achieving a reduction in crisis rate, the primary endpoint of the study. The DMC noted that data from the trial indicated the expected changes in hematologic parameters, consistent with an improvement in the hemolytic anemia that characterizes this disease. Among the available data, there were no statistically significant differences in safety measurements between the senicapoc and placebo treatment groups. The Company will analyze final data when available and consider future options for the development of senicapoc in SCD. Other therapeutic indications outside of SCD are also under consideration for this drug candidate.

-	Progress continued on the Company’s potassium channel program in epilepsy and neuropathic pain, with the advancement of a lead compound into final preclinical studies. Provided that these studies are favorable, the Company expects to file an Investigational New Drug (“IND”) application during 2007.

-	In the Company’s multi-target sodium channel and multi-target calcium channel programs, hits, leads and advanced leads focused on several novel ion channel targets have been identified with potential utility in the treatment of neuropathic and inflammatory pain.

-	The Company’s collaborator Bristol-Myers Squibb Company (“BMS”) is evaluating data from recently completed preclinical formulation and toxicology studies on a lead compound for the treatment of atrial fibrillation in order to determine next steps.

-	The Company’s collaborator Astellas Pharma, Inc. (“Astellas”) continues to evaluate a compound in preclinical studies with potential utility in the treatment of dementia, including Alzheimer’s disease. In addition, Icagen continues to evaluate in preclinical studies certain other compounds from the Astellas collaboration with potential utility in the treatment of other central nervous system disorders, including attention deficit/hyperactivity disorder (“ADHD”).

Corporate Developments

-	In February 2007, the Company announced the completion of a $22 million private placement. Principal investors in the financing included Greenway Capital, Walker Smith Capital, QVT, Venrock Associates, Alta Partners and NovaQuest, an affiliate of Quintiles Transnational Corp, as well as other institutional and other accredited investors.

-	During April 2007, the Company announced the formation of a drug discovery and development expert panel with the initial appointment of two distinguished pharmaceutical industry executives, Christopher Cimarusti, Ph.D. and Ian Skidmore, Ph.D. Icagen’s drug discovery and development expert panel, which will include individuals from both the pharmaceutical industry and academia, is being formed in order to provide ongoing advice and guidance on key scientific and clinical development issues related to the Company’s portfolio of drug discovery and development programs.

Richard D. Katz, M.D., SVP of Finance and Corporate Development, and Chief Financial Officer, noted, “We were pleased to complete a $22 million private placement during the first quarter with a broad group of highly regarded investors. This financing will provide the capital needed to drive the continued advancement of our pipeline and to further capitalize on our strengths in ion channel drug discovery and development.”

Financials

Revenues for the first quarter of 2007 totaled $2.0 million, as compared to $1.9 million during the same period in 2006, an increase of 6%. The increase in revenues for the first quarter of 2007, as compared to the same period in 2006, was due to increased cost sharing reimbursement from the Company’s collaboration with the McNeil Pediatrics Division (formerly McNeil Consumer & Specialty Division) of McNeil-PPC, Inc. (“McNeil”) for the clinical development of senicapoc.

Operating expenses for the first quarter of 2007 were $8.9 million, as compared to $9.0 million for the same period in 2006, a decrease of 2%. The decrease in operating expenses for the first quarter of 2007, as compared to the same period in 2006, was due to decreases in both research and development expenses and general and administrative expenses.

Net loss for the first quarter of 2007 totaled $6.5 million, as compared to $6.7 million during the same period in 2006, a decrease of 4%. The decrease in net loss for the first quarter of 2007, as compared to the same period in 2006, was due to higher revenues and lower research and development expenses and general and administrative expenses.

Financial Guidance

As a result of the changes noted above in the Company’s sickle cell disease program, the Company is providing revised financial guidance for 2007. This revised financial guidance reflects costs incurred during the first quarter as well as expected wind-down costs related to the termination of the Company’s Phase III clinical trial of senicapoc.

The Company’s original expectation for revenues had been in the range of $7 to $9 million. Due to decreased expenses and thus decreased cost sharing reimbursement from McNeil in connection with the Company’s sickle cell disease program, the Company now expects revenues to be in the range of $4 to $5 million. The revised revenue guidance is based upon expected revenues from the Company’s collaboration with McNeil, and does not include any additional revenues from any new collaborations. The Company’s original expectation for research and development expense had been in the range of $29 to $33 million. R&D expense is now expected to be in the range of $22 to $26 million. The Company’s expectation for general and administrative expense is unchanged at approximately $5 to $6 million. The Company’s original expectation for the operating loss had been in the range of $26 to $30 million. The operating loss is now expected to be in the range of $21 to $25 million.

The guidance provided above includes the effect of stock-based compensation expense in accordance with FAS-123R. For 2007, the Company’s expectation for stock-based compensation expense is unchanged at approximately $2.5 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

•	877-715-5282 (United States and Canada)
•	973-582-2850 (International)

Please reference reservation number 8723171.

A webcast of this conference will be available on Icagen’s website at www.icagen.com. An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the meeting.

A playback of the call will be available from approximately 1:00 p.m. ET on May 9 through May 18, 2007 and may be accessed by dialing:

•	877-519-4471 (United States and Canada)
•	973-341-3080 (International)

Please reference reservation number 8723171.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with major pharmaceutical companies, in a number of disease areas, including epilepsy; pain; inflammation; sickle cell disease; atrial fibrillation; dementia, including Alzheimer’s disease; and attention deficit / hyperactivity disorder.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 6, 2007 and amended on April 27, 2007. These risk factors include risks as to the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators, including McNeil, the Company’s collaborator for its sickle cell disease program. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006
Collaborative research and development revenues:
Research and development fees	$492	$468
Reimbursed research and development costs	1,498	1,414

Total collaborative research and development revenues	1,990	1,882
Operating expenses:
Research and development	7,387	7,491
General and administrative	1,467	1,556

Total operating expenses	8,854	9,047

Loss from operations	(6,864)	(7,165)
Other income, net	379	416

Net loss	$(6,485)	$(6,749)

Net loss per share—basic and diluted	$(0.20)	$(0.31)

Weighted average common shares outstanding—basic and diluted	31,637,662	22,092,491

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Cash and cash equivalents	$40,252	$25,131
Other current assets	3,616	921
Property and equipment, net	1,387	1,566
Technology licenses and related costs, net	2,137	2,183
Other long-term assets	52	1,014

Total assets	$47,444	$30,815

Liabilities and stockholders’ equity
Current liabilities	$7,546	$6,481
Deferred revenue, less current portion	11,264	11,513
Equipment debt financing, less current portion	645	774
Stockholders’ equity	27,989	12,047

Total liabilities and stockholders’ equity	$47,444	$30,815